                                                              RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 333-28537

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 7, 1997)

                                    [LOGO]

                                2,750,000 UNITS

                           MERRILL LYNCH & CO., INC.
       MAJOR 11 INTERNATIONAL MARKET INDEX TARGET-TERM SECURITIES(SM)
                             DUE DECEMBER 6, 2002
                                  "MITTS(R)"
                        ($10 PRINCIPAL AMOUNT PER UNIT)

GENERAL:
 . Senior unsecured debt securities      . Not redeemable prior to maturity
 . No payments prior to maturity         . Transferable only in whole Units


PAYMENT AT MATURITY:
               Principal Amount + Supplemental Redemption Amount

The Supplemental Redemption Amount will be based on the percentage increase, if any, in the Major 11 International Index, which is a compilation of eleven equity indices reflecting select stocks listed on certain equity markets in Europe, Australia and Asia, multiplied by a Participation Rate of 115%. The Supplemental Redemption Amount may be zero, but will not be less than zero.

BEFORE YOU DECIDE TO INVEST IN THE SECURITIES, CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE S-7.

Neither the SEC nor any state securities commission has approved these securities or passed upon the adequacy of this Prospectus Supplement or the attached Prospectus. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     INITIAL PUBLIC       UNDERWRITING         PROCEEDS TO
                                    OFFERING PRICE(1)      DISCOUNT(1)         COMPANY(2)
------------------------------------------------------------------------------------------
Per Unit.........................          $10                $.20                $9.80
------------------------------------------------------------------------------------------
Total............................      $27,500,000          $550,000           $26,950,000
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) The "Initial Public Offering Price" and "Underwriting Discount" for any single transaction to purchase 500,000 Units or more will be $9.90 per Unit and $.10 per Unit, respectively.
(2) Before deduction of expenses payable by the Company.

                             ---------------------

  We expect that the Securities will be ready for delivery in book-entry form only through the facilities of DTC on or about November 26, 1997.

                             ---------------------

                              MERRILL LYNCH & CO.

                             ---------------------

         The date of this Prospectus Supplement is November 20, 1997.

---------------------
"MITTS" is a registered service mark and "Market Index Target-Term Securities" is a service mark owned by Merrill Lynch & Co., Inc.

STABILIZATION

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") as underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Such transactions may include stabilizing and the purchase of Securities to cover short positions. For a description of these activities, see "Underwriting".

REQUIRED LEGEND

  We are required to disclose that the Commissioner of Insurance of the State of North Carolina has not approved or disapproved the offering of the Securities nor has the Commissioner determined the accuracy or adequacy of this Prospectus Supplement or the Prospectus.

CONTENT OF PROSPECTUS

  You should rely only on the information contained in this document or in documents referenced herein that we have filed with the Securities and Exchange Commission ("SEC"). We have not authorized anyone to provide you with different information. You should not assume that the information in the Prospectus or Prospectus Supplement is accurate as of any date other than the date on the front of this document.

LIMITATIONS ON OFFERS OR SOLICITATIONS

  We do not intend this document to be an offer or solicitation:

      (A) if used in a jurisdiction in which such offer or solicitation is not authorized;

      (B) if the person making such offer or solicitation is not qualified to do so; or

      (C) if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
THE PROSPECTUS SUPPLEMENT:
SUMMARY INFORMATION--Q&A..................................................  S-4
 What are the Securities?.................................................  S-4
 What will I receive at maturity of the Securities?.......................  S-4
 Who publishes the Index and what does the Index measure?.................  S-5
 How has the Major 11 Index performed historically?.......................  S-5
 What about taxes?........................................................  S-5
 Will the Securities be listed on a stock exchange?.......................  S-6
 What is the role of our subsidiary, MLPF&S?..............................  S-6
 Can you tell me more about the Company?..................................  S-6
 Are there any risks associated with my investment?.......................  S-6
WHERE YOU CAN FIND MORE INFORMATION.......................................  S-7
RISK FACTORS..............................................................  S-7
 The Supplemental Redemption Amount.......................................  S-7
 Your yield may be lower than the yield on a standard debt security of comparable maturity.....................................................  S-7
 Your return will not reflect the payment of dividends....................  S-7
 Currency exchange rates..................................................  S-8
 Uncertain trading market.................................................  S-8
 Factors affecting trading value of the Securities........................  S-8
 State law limits on interest paid........................................  S-9
 The international securities markets.....................................  S-9
 Purchases and sales by Merrill Lynch..................................... S-10
 Potential conflicts...................................................... S-10
RATIO OF EARNINGS TO FIXED CHARGES........................................ S-10
RECENT DEVELOPMENTS....................................................... S-10
DESCRIPTION OF SECURITIES................................................. S-11
 General.................................................................. S-11

                                                                            PAGE
                                                                            ----
 Payment at Maturity....................................................... S-11
 Hypothetical Returns...................................................... S-12
 Adjustments to the Index; Market Disruption Events........................ S-13
 Discontinuance of the Index............................................... S-13
 Events of Default and Acceleration........................................ S-14
 Depository................................................................ S-14
 Same-Day Settlement and Payment........................................... S-16
THE INDEX.................................................................. S-16
 Determination of Index Multiplier for each Sub-Index...................... S-16
 Computation of the Index.................................................. S-17
 Sub-Indices............................................................... S-17
 Historical Data on the Index.............................................. S-21
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................... S-25
 General................................................................... S-25
 U.S. Holders.............................................................. S-26
 Non-U.S. Holders.......................................................... S-27
 Backup Withholding........................................................ S-28
 New Withholding Regulations............................................... S-28
USE OF PROCEEDS............................................................ S-28
UNDERWRITING............................................................... S-29
VALIDITY OF SECURITIES..................................................... S-29
INDEX OF DEFINED TERMS..................................................... S-30
THE PROSPECTUS:
AVAILABLE INFORMATION......................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................    2
MERRILL LYNCH & CO., INC...................................................    3
USE OF PROCEEDS............................................................    3
DESCRIPTION OF DEBT SECURITIES.............................................    4
DESCRIPTION OF DEBT WARRANTS...............................................    8
DESCRIPTION OF CURRENCY WARRANTS...........................................    9
DESCRIPTION OF INDEX WARRANTS..............................................   10
PLAN OF DISTRIBUTION.......................................................   14
EXPERTS....................................................................   15

                           SUMMARY INFORMATION--Q&A

  This summary includes questions and answers that highlight selected information from the Prospectus and Prospectus Supplement to help you understand the Major 11 International Market Index Target-Term Securities due December 6, 2002 (the "MITTS" or the "Securities"). You should carefully read the Prospectus and Prospectus Supplement to fully understand the terms of the Securities, the Major 11 International Index (the "Major 11 Index" or the "Index"), as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Securities. You should, in particular, carefully review the "Risk Factors" section, which highlights certain risks, to determine whether an investment in the Securities is appropriate for you.

WHAT ARE THE SECURITIES?

  The Securities are a series of senior debt securities issued by Merrill Lynch & Co., Inc. (the "Company") and are not secured by collateral. The Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The Securities mature on December 6, 2002 and do not provide for earlier redemption. We will make no payments on the Securities until maturity.

  Each "Unit" of Securities represents $10 principal amount of Securities. You may transfer the Securities only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Securities in the form of a global certificate, which will be held by The Depository Trust Company ("DTC"), or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Securities by individual investors. You should refer to the section "Description of Securities--Depository" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

  We have designed the Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the Major 11 Index. At maturity, you will receive a payment on the Securities equal to the sum of two amounts: the "Principal Amount" and the "Supplemental Redemption Amount".

  "Principal Amount"

  The Principal Amount per Unit is $10.

  "Supplemental Redemption Amount"

  The Supplemental Redemption Amount per Unit will equal:

           EIV--SIV
     $10 x -------- x PR
             SIV

but will not be less than zero.

 EIV   =    Ending Index Value
 SIV   =    Starting Index Value
 PR    =    Participation Rate

  "ENDING INDEX VALUE" means the average of the values of the Major 11 Index at the close of the market on five business days before the maturity of the Securities. We may calculate the Ending Index Value by reference to fewer than five or even a single day's closing value if, during a period prior to the maturity date of the Securities, there is a disruption in the trading of the securities comprising the Major 11 Index.

  "STARTING INDEX VALUE" equals 100.

  "PARTICIPATION RATE" equals 115%.

  For more specific information about the Supplemental Redemption Amount, please see the section "Description of Securities" in this Prospectus Supplement.

  We will pay you a Supplemental Redemption Amount only if the Ending Index Value is greater than the Starting Index Value. IF THE ENDING INDEX VALUE IS LESS THAN, OR EQUAL TO, THE STARTING INDEX VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. We will pay you the Principal Amount of the Securities regardless of whether any Supplemental Redemption Amount is payable.

 "Examples"

   Here are two examples of Supplemental Redemption Amount calculations:

 Example 1 - Ending Index Value is less than the Starting Index Value at maturity:
 Starting Index Value: 100
 Hypothetical Ending Index Value: 90
 Participation Rate: 115%

 Supplemental Redemption Amount (Per Unit)    =

          90-100
  $10  x  ------  x  115%  =  $0.00 (Supplemental Redemption
           100                      Amount cannot be less
                                    than zero)


 Total payment at maturity (Per Unit) = $10 + $0 = $10

 Example 2 - Ending Index Value is greater than the Starting Index Value at maturity:
 Starting Index Value: 100
 Hypothetical Ending Index Value: 150
 Participation Rate: 115%

 Supplemental Redemption Amount (Per Unit)   =

          150-100
  $10  x  -------  x  115%  =  $5.75
           100

 Total payment at maturity (Per Unit) = $10 + $5.75 = $15.75


WHO PUBLISHES THE INDEX AND WHAT DOES THE INDEX MEASURE?

  The American Stock Exchange (the "AMEX") will publish the Index, which measures the performance of various European, Australian and Asian stock indices, each a "Sub-Index". Each Sub-Index measures the performance of certain common stocks in a designated European or Asian country or Australia. The publishers of the Sub-Indices use various methods to select and maintain stocks in a Sub-Index and to calculate the value of a Sub-Index. Sub-Indices represent common stocks of issuers traded principally on stock exchanges located in Japan, England, Germany, France, Switzerland, Netherlands, Hong Kong, Australia, Italy, Sweden and Spain, respectively.

HOW HAS THE MAJOR 11 INDEX PERFORMED HISTORICALLY?

  We have calculated the hypothetical values of the Index on the last business day of each month from January 1993 through October 1997 as if the Major 11 Index had existed during such periods, assuming certain weightings for each Sub-Index. We calculated these values on the same basis that the Index will be calculated in the future.

  You can find a table with these values in the section "The Index--Historical Data on the Index" in the Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of the Major 11 Index in various past economic environments; however, such hypothetical values based on prior performance of the Sub-Indices are not necessarily indicative of how the Index will perform in the future.

WHAT ABOUT TAXES?

  Each year, you will be required to pay taxes on ordinary income from the Securities over their term based upon an estimated yield for the Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a Security. This amount is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal 6.25% per annum (compounded semiannually).

  Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a Security for $10 and hold the Security until maturity, you will be required to pay taxes on the following amounts of ordinary income from the Securities each year: $0.0597 in 1997, $0.6385 in 1998, $0.6788 in 1999, $0.7224 in 2000, $0.7681 in 2001, and
$0.7586 in 2002. However, in 2002, the amount of ordinary income that you will be required to pay taxes on from owning a Security may be greater or less than $0.7586, depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $3.6261, you may have a loss which you could deduct against other income you may have in 2002, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

WILL THE SECURITIES BE LISTED ON A STOCK EXCHANGE?

  The Securities have been approved for listing on the AMEX under the symbol "EEM". You should be aware that the listing of the Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the Securities. You should review "Risk Factors--Uncertain Trading Market".

WHAT IS THE ROLE OF OUR SUBSIDIARY, MLPF&S?

  Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Securities. After the initial offering, MLPF&S intends to buy and sell Securities to create a secondary market for holders of the Securities, and may stabilize or maintain the market price of the Securities during the initial distribution of the Securities. However, MLPF&S will not be obligated to engage in any of these market activities, or continue them once it has started.

  MLPF&S will also be our agent (the "Calculation Agent") for purposes of calculating the Ending Index Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as a subsidiary of the Company and its responsibilities as Calculation Agent.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

  Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about the Company see the section "Merrill Lynch & Co., Inc." in the Prospectus. You should also read the other documents the Company has filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this Prospectus Supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

  Yes, the Securities are subject to certain risks. Please refer to the section "Risk Factors" in this Prospectus Supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Some of these documents are incorporated by reference in, and form a part of, this Prospectus Supplement and the Prospectus, as described in the section "Incorporation of Certain Documents by Reference" in the Prospectus. You may read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, Room 1024, N.W., Washington, D.C., 20549; or at the SEC's regional offices at 500 West Madison Street, Suite 400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of our SEC filings can also be obtained from the SEC's Internet web site at http://www.sec.gov. You may also read copies of these documents at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange, and the Pacific Exchange.

  We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

                                 RISK FACTORS

  Your investment in the Securities will involve certain risks. For example, there is the risk that you might not earn a return on your investment, and the risk that you will be unable to sell your Securities prior to their maturity. You should carefully consider the following discussion of risks before deciding whether an investment in the Securities is suitable for you.

THE SUPPLEMENTAL REDEMPTION AMOUNT.

  You should be aware that if the Ending Index Value does not exceed the Starting Index Value at maturity, the Supplemental Redemption Amount will be zero. This will be true even if the value of the Index was higher than the Starting Index Value at some time during the life of the Securities but later falls below the Starting Index Value. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your Securities.

  The Participation Rate equals 115%. If the Ending Index Value exceeds the Starting Index Value, then the Participation Rate will enhance the amount of the interest payment received at maturity. However, if the Ending Index Value does not exceed the Starting Index Value, you will receive only the principal amount of your Securities.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY.

  The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of the Company with the same maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE PAYMENT OF DIVIDENDS.

  The AMEX calculates the Index by reference to the Sub-Indices which reflect the prices of the common stocks comprising such Sub-Indices without taking into consideration the value of dividends paid on those stocks, except in the case of the Deutscher Aktienindex Sub-Index which reflects dividends paid on its underlying common stocks. Therefore, the return you earn on the Securities, if any, will not be the same as the return that you would earn if you actually owned each of the common stocks underlying each Sub-Index and received the dividends paid on those stocks.

CURRENCY EXCHANGE RATES.

  Although the stocks comprising the Sub-Indices are traded in currencies other than U.S. dollars and the Securities are denominated in U.S. dollars, we will not adjust the Supplemental Redemption Amount for currency exchange rates in effect at the maturity of the Securities. The Supplemental Redemption Amount is based solely upon the percentage increase in the Index. Changes in exchange rates, however, may reflect changes in the relevant European, Australian and Asian economies which in turn may affect the value of the Sub-Indices, and the Securities.

UNCERTAIN TRADING MARKET.

  The Securities have been approved for listing on the AMEX under the symbol "EEM". While there have been a number of issuances of Market Index Target-Term Securities, trading volumes have varied historically from one transaction to another and it is therefore impossible to predict how the Securities will trade. You cannot assume that a trading market will develop for the Securities. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Securities will depend on the financial performance of the Company, and other factors such as the appreciation, if any, of the value of the Index.

  If the trading market for the Securities is limited, there may be a limited number of buyers when you decide to sell your Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

FACTORS AFFECTING TRADING VALUE OF THE SECURITIES.

  We believe that the market value of the Securities will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the Securities given a change in a specific factor, assuming all other conditions remain constant.

  . INDEX VALUE. We expect that the market value of the Securities will depend substantially on the amount by which the Index exceeds the Starting Index Value. If you choose to sell your Securities when the value of the Index exceeds the Starting Index Value, you may receive substantially less than the amount that would be payable at maturity based on that Index value because of the expectation that the Index will continue to fluctuate until the Ending Index Value is determined. If you choose to sell your Securities when the value of the Index is below the Starting Index Value, you may receive less than the $10 principal amount per Unit of Securities. In general, rising dividend rates (i.e., dividends per share) in Australia and in the European and Asian countries related to the common stocks underlying the Sub-Indices (each, an "applicable home country") may increase the value of the Index while falling dividend rates in the applicable home countries may decrease the value of the Index. Political, economic and other developments that affect the stocks underlying the Index may also affect the value of the Index and the value of the Securities.

  . INTEREST RATES. Because the Securities repay, at a minimum, the principal amount at maturity, we expect that the trading value of the Securities will be affected by changes in interest rates. In general, if U.S. interest rates increase, we expect that the trading value of the Securities will decrease. If U.S. interest rates decrease, we expect the trading value of the Securities will increase. In general, if interest rates in the applicable home countries increase, we expect that the trading value of the Securities will increase. If interest rates in the applicable home countries decrease, we expect the trading value of the Securities will decrease. However, interest rates in the applicable home countries may also affect the relevant economies and, in turn, the value of the Sub-Indices. Rising interest rates in the applicable home countries may lower the value of the Sub-Indices and the Securities. Falling interest rates in the applicable home countries may increase the value of the Index and the value of the Securities.

  . VOLATILITY OF THE INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases, we expect that the trading value of the Securities will increase. If the volatility of the Index decreases, we expect that the trading value of the Securities will decrease.

  . TIME REMAINING TO MATURITY. The Securities may trade at a value above that which would be expected based on the level of interest rates and the Index. This difference will reflect a "time premium" due to expectations concerning the value of the Index during the period prior to maturity of the Securities. However, as the time remaining to maturity of the Securities decreases, we expect that this time premium will decrease, lowering the trading value of the Securities.

  . DIVIDEND YIELDS. If dividend yields on the stocks comprising the Sub-
    Indices increase, we expect that the value of the Securities will decrease. Conversely, if dividend yields on the underlying stock comprising the Sub-Indices decrease, we expect that the value of the Securities will increase.

  . COMPANY CREDIT RATINGS. Real or anticipated changes in the Company's credit ratings may affect the market value of the Securities.

  It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the Securities attributable to another factor, such as an increase in the Index value.

  In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities except that we expect that the effect on the trading value of the Securities of a given increase in the value of the Index will be greater if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities.

STATE LAW LIMITS ON INTEREST PAID.

  New York State laws govern the 1983 Indenture, as hereinafter defined. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

  While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the Securities holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

THE INTERNATIONAL SECURITIES MARKETS.

  The underlying stocks that constitute the Sub-Indices have been issued by companies listed on European, Australian and Asian exchanges. You should be aware that investments in securities indexed to the value of European, Australian and Asian securities involve certain risks. The European, Australian and Asian securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular non-U.S. securities market and cross-shareholdings in European, Australian and Asian companies on such markets may affect prices and volume of trading on those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

  Securities prices in Europe, Australia and Asia may be affected by political, economic, financial and social factors in those regions. These factors (including recent or future changes in a country's government, economic and fiscal policies; the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; and possible fluctuations in the rate of exchange between currencies) could negatively affect the international securities markets. Moreover, the relevant European, Australian and Asian economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Because some Sub-Indices have a greater weighting than others in calculating the value of the Index, fluctuations in the securities markets relating to those Sub-Indices will have a greater effect on the value of the Index than fluctuations in securities markets relating to Sub-Indices with a lesser weighting. See "The Index--Sub-Indices" in this Prospectus Supplement for the current weightings of the Sub-Indices.

PURCHASES AND SALES BY MERRILL LYNCH.

  The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell the stocks underlying the Index for their own accounts for business reasons or in connection with hedging the Company's obligations under the Securities. These transactions could affect the price of such stocks and the value of the Index.

POTENTIAL CONFLICTS.

  The Calculation Agent is a subsidiary of the Company, the issuer of the Securities. Under certain circumstances, MLPF&S's role as a subsidiary of the Company and its responsibilities as Calculation Agent for the Securities could give rise to conflicts of interests. You should be aware that because the Calculation Agent is controlled by the Company, potential conflicts of interest could arise.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the historical ratios for earnings to fixed charges for the periods indicated:

                                                                  NINE MONTHS
                         YEAR ENDED LAST FRIDAY IN DECEMBER          ENDED
                         --------------------------------------  SEPTEMBER 26,
                          1992    1993    1994    1995    1996       1997
                         ------  ------  ------  ------  ------  -------------
Ratio of earnings to
 fixed charges..........    1.3     1.4     1.2     1.2     1.2       1.2

  For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                              RECENT DEVELOPMENTS

  On November 19, 1997, the Company and Mercury Asset Management Group plc ("MAM") announced the terms of a recommended offer (the "Offer") to be made for all the issued share capital of MAM. In the proposed transaction, ML Invest, PLC, an indirect, wholly owned subsidiary of the Company has offered to acquire all outstanding shares of MAM for a price of (Pounds)17 per share. The aggregate offer value for the outstanding shares is approximately (Pounds)3.1 billion.

  The directors of MAM have unanimously recommended to MAM shareholders the acceptance of the Offer and have entered into irrevocable agreements to accept the Offer in respect of their shareholdings. The transaction is conditioned on, among other things, the receipt of all required regulatory approvals.

                           DESCRIPTION OF SECURITIES

GENERAL

  The Securities are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying Prospectus. The Securities will mature on December 6, 2002.

  While at maturity a beneficial owner of a Security will receive the principal amount of such Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "Payment at Maturity" below.

  The Securities are not subject to redemption by the Company or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the Securities, beneficial owners of the Securities may accelerate the maturity of the Securities, as described under "Description of Securities--Events of Default and Acceleration" in this Prospectus Supplement and "Description of Debt Securities--General--Events of Default" in the accompanying Prospectus.

  The Securities are to be issued in denominations of whole Units.

PAYMENT AT MATURITY

"General"

  At maturity, a beneficial owner of a Security will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Index Value does not exceed the Starting Index Value, a beneficial owner of a Security will be entitled to receive only the principal amount thereof.

"Determination of the Supplemental Redemption Amount"

  The Supplemental Redemption Amount for a Security will be determined by the Calculation Agent and will equal:


                                                     Ending Index Value-Starting Index Value
Principal Amount of such Security ($10 per Unit)  X  ---------------------------------------  X  Participation Rate
                                                            Starting Index Value


provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

  The Participation Rate equals 115%. The Starting Index Value equals 100. The Ending Index Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the closing values of the Index in New York determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Index Value will equal the average (arithmetic mean) of the closing values of the Index on such Calculation Days, and if there is only one Calculation Day, then the Ending Index Value will equal the closing value of the Index on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the closing value of the Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrences of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date. "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Index Value, an "Index Business Day" is a day on which the New York Stock Exchange and the American Stock Exchange are open for trading and the Index or any Successor Index, as defined below, is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Securities.

HYPOTHETICAL RETURNS

  The following table illustrates, for a range of hypothetical Ending Index Values, (i) the total amount payable at maturity for each $10 principal amount of Securities, (ii) the total rate of return to beneficial owners of the Securities, (iii) the pretax annualized rate of return to beneficial owners of Securities, and (iv) the pretax annualized rate of return of an investment in the stocks underlying the Index (which includes an assumed aggregate dividend yield of 2.36% per annum, as more fully described below).

                                          TOTAL AMOUNT                         PRETAX
                                       PAYABLE AT MATURITY                   ANNUALIZED       PRETAX ANNUALIZED
                     PERCENTAGE CHANGE  PER $10 PRINCIPAL  TOTAL RATE OF        RATE          RATE OF RETURN OF
HYPOTHETICAL ENDING  OVER THE STARTING      AMOUNT OF        RETURN ON      OF RETURN ON    STOCKS UNDERLYING THE
    INDEX VALUE         INDEX VALUE        SECURITIES      THE SECURITIES THE SECURITIES(1)      INDEX(1)(2)
-------------------  ----------------- ------------------- -------------- ----------------- ---------------------
         40                -60%              $10.00             0.00%           0.00%              -15.48%
         50                -50%              $10.00             0.00%           0.00%              -11.24%
         60                -40%              $10.00             0.00%           0.00%               -7.73%
         70                -30%              $10.00             0.00%           0.00%               -4.72%
         80                -20%              $10.00             0.00%           0.00%               -2.09%
         90                -10%              $10.00             0.00%           0.00%                0.25%
        100(3)               0%              $10.00             0.00%           0.00%                2.36%
        110                 10%              $11.15            11.50%           2.18%                4.28%
        120                 20%              $12.30            23.00%           4.16%                6.04%
        130                 30%              $13.45            34.50%           5.98%                7.68%
        140                 40%              $14.60            46.00%           7.67%                9.20%
        150                 50%              $15.75            57.50%           9.24%               10.62%
        160                 60%              $16.90            69.00%          10.71%               11.96%
        170                 70%              $18.05            80.50%          12.09%               13.22%
        180                 80%              $19.20            92.00%          13.40%               14.41%
        190                 90%              $20.35           103.50%          14.64%               15.55%
        200                100%              $21.50           115.00%          15.81%               16.63%
        210                110%              $22.65           126.50%          16.93%               17.66%
        220                120%              $23.80           138.00%          18.00%               18.64%
        230                130%              $24.95           149.50%          19.03%               19.59%

--------
(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Sub-Indices with the allocation of such amount reflecting the current relative weights of such stocks in the Sub-Indices;
    (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Index from the Starting Index Value to the relevant hypothetical Ending Index Value; (iii) a constant dividend yield of 2.36% per annum, paid quarterly from the date of initial delivery of Securities, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Index Value to the applicable hypothetical Ending Index Value;
    (iv) no transaction fees or expenses; (v) a term for the Securities from November 26, 1997 to December 6, 2002; and (vi) a final Index value equal to the Ending Index Value. The aggregate dividend yield of the stocks underlying the Sub-Indices as of the close of business on November 20, 1997 was approximately 2.36%.
(3) The Starting Index Value equals 100.

  The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Index Value determined by the Calculation Agent as provided herein. Historical data regarding the Index is included in this Prospectus Supplement under "The Index--Historical Data on the Index".

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

  If at any time the method of calculating the Index, or the value thereof, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Index Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

  "Market Disruption Event" means the occurrence or existence on any Overseas Index Business Day with respect to a Sub-Index during the one-half hour period that ends at the regular official weekday time at which trading on the Index Exchange related to such Sub-Index occurs of any suspension of, or limitation imposed on, trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on (i) the Index Exchange in securities that comprise 20% or more of the value of such Sub-Index or (ii) any exchanges on which futures or options on such Sub-Index are traded in such options or futures if, in the determination of the Calculation Agent, such suspension or limitation is material. For the purpose of the foregoing definition, (i) a limitation on the hours and number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular hours of the relevant exchange and (ii) a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the relevant exchange will constitute a Market Disruption Event.

  "Overseas Index Business Day" means, with respect to any Sub-Index, any day that is (or, but for the occurrence of a Market Disruption Event, would have been) a trading day on the relevant Index Exchange or on any exchanges on which futures or options on such Sub-Index are traded, other than a day on which trading on any such exchange is scheduled to close prior to its regular weekday closing time.

  "Index Exchange" means, with respect to any Sub-Index, the principal exchange on which the shares comprising such Sub-Index are traded.

DISCONTINUANCE OF THE INDEX

  If the AMEX discontinues publication of the Index and the AMEX or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by the AMEX or such other entity for the Index and calculate the Ending Index Value as described above under "Payment at Maturity". Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be given to Holders of the Securities.

  If the AMEX discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any of the Calculation Days, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

  If the AMEX discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Business Day until the earlier to occur of (a) the determination of the Ending Index Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in "The Wall Street Journal" (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Securities.

EVENTS OF DEFAULT AND ACCELERATION

  In case an Event of Default with respect to any Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a Security upon any acceleration permitted by the Securities, with respect to each $10 principal amount thereof, will be equal to the Principal Amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Securities. See "Description of Securities--Payment at Maturity" in this Prospectus Supplement. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Securities.

  In case of default in payment at the maturity date of the Securities (whether at their stated maturity or upon acceleration), from and after the maturity date the Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 6.25% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Securities to the date payment of such amount has been made or duly provided for.

DEPOSITORY

  Upon issuance, all Securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depository, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for Securities in definitive form, no Global Security may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

  So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the 1983 Indenture. Except as provided below, the actual owner of the Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the Securities in definitive form, except in the event that use of the book-entry system for the Securities is discontinued, and will not be considered the owners or Holders thereof under the 1983 Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the 1983 Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  If (x) the Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Securities, the Global Securities will be exchangeable for Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive Securities shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Securities.

  The following is based on information furnished by DTC:

  DTC will act as securities depository for the Securities. The Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Security will be issued for the Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Securities under the DTC's system must be made by or through Direct Participants, which will receive a credit for the Securities on the DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

  To facilitate subsequent transfers, all Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the

Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal, premium, if any, and/or interest, if any, payments on the Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depository's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

  DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Security certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Securities will be made by the underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the Securities are maintained in book-entry form.

                                   THE INDEX

  The value of the Index on any Index Business Day will be calculated and disseminated by the AMEX. The AMEX will generally calculate and disseminate the value of the Index based on the most recently reported values of the Sub-Indices, at approximately 15-second intervals during the AMEX's business hours and the end of each Index Business Day via the Consolidated Tape Association's Network B. The Index will be reported on the AMEX under the symbol "EUX". The Starting Index Value was set to 100 on the date the Securities were priced for initial sale to the public (the "Pricing Date").

"Determination of Index Multiplier for each Sub-Index"

  The weighting of each Sub-Index was determined at the close of business on the Pricing Date based on its relative market capitalization. The market capitalization of a stock equals the product of the total number of shares of such stock outstanding and the price of a share of such stock. The total market capitalization of the stocks comprising each Sub-Index was determined using the most recently available information concerning the number of shares outstanding for each stock contained in a Sub-Index and the most recently available price for each such share. Current exchange rates were used to translate such market capitalization information into U.S. dollars. The market capitalizations expressed in U.S. dollars of each Sub-Index were totaled (the "Total Market Capitalization"). The weighting of each Sub-Index was then determined and equals the percentage of the market capitalization for such Sub-Index relative to the Total Market Capitalization. The Index Multiplier for each Sub-Index was then calculated and equals (i) the weighting for such Sub-Index multiplied by 100, divided by (ii) the most recently available value of such Sub-Index. The Index Multipliers were calculated in this way so that the Index would equal 100.00 on the Pricing Date.

  The Index Multiplier for each Sub-Index will remain fixed, except that the AMEX may adjust such Index Multiplier in the event of a significant change in how a Sub-Index is calculated. There will be no periodic rebalancing of the Index to reflect changes in the relative market capitalizations of the Sub-Indices.

"Computation of the Index"

  The Index is calculated by totaling the products of the most recently available value of each Sub-Index and the Index Multiplier applicable to such Sub-Index. Since the Sub-Indices are based on stocks traded on stock exchanges in Europe, Asia and Australia, once such stock exchanges close and the values of the Sub-Indices become fixed until such stock exchanges reopen, the value of the Index will be fixed.

"Sub-Indices"

  The following table sets forth the name of each Sub-Index, the number of stocks underlying each Sub-Index, the market capitalization in U.S. dollars of each Sub-Index, the weighting of each Sub-Index as of the Pricing Date and the Index Multiplier:

                            NUMBER        MARKET         CURRENT      INDEX
        SUB-INDEX          OF STOCKS CAPITALIZATION(1) WEIGHTING(1) MULTIPLIER
        ---------          --------- ----------------- ------------ ----------
                                       (IN BILLIONS)
Financial Times SE 100
 Index....................    102        US$1,534         25.18%     .0051303
Nikkei 225................    225           1,366         22.43%     .0013754
Deutscher Aktienindex.....     30             586          9.62%     .0024576
Swiss Market Index........     23             545          8.95%     .0015832
Amsterdam Exchanges-
 index....................     25             432          7.10%     .0080236
Compagnie des Agents de
 Change 40 Index..........     40             399          6.54%     .0023191
Australia All Ordinaries
 Index....................    338             309          5.08%     .0020840
Stockholm Options Market
 Index....................     30             267          4.39%     .0018237
Milano Italia Borsa 30
 Index....................     30             258          4.23%     .0001851
Hong Kong 30 Index........     30             216          3.54%     .0070410
IBEX 35...................     35             179          2.94%     .0004344
                              ---        --------        -------
  Total...................    908        US$6,091        100.00%

--------
(1) As of November 20, 1997.

  The following is a list of the Sub-Indices and certain information concerning each such Sub-Index. All disclosure contained in this Prospectus Supplement regarding the Sub-Indices is derived from publicly available information.

  NIKKEI STOCK AVERAGE--"NIKKEI 225"

  Description of Nikkei 225: The Nikkei 225 is intended to provide an indication of the pattern of common stock price movement of the 225 most actively traded common stocks on the Tokyo Stock Exchange. The Nikkei 225 is a modified price-weighted index which means that an underlying stock's weight in the Nikkei 225 is based on its price per share rather than the total market capitalization of the issuer.

  Publisher: Nihon Keizai Shimbun, Inc. ("NKS")

  Required Disclosure: NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225. The Securities are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Prospectus Supplement that NKS makes any representation or warranty, implied or express, to the Company, the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Nikkei 225 to track general stock market performance. NKS has no obligation to take the needs of the Company or the holders of the Securities into consideration in determining, composing or calculating the Nikkei 225. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be settled in cash. NKS has no obligation or liability in connection with the administration, marketing or trading of the Securities.

  The use of and reference to the Nikkei 225 in connection with the Securities have been consented to by NKS, the publisher of the Nikkei 225.

  FINANCIAL TIMES SE 100 INDEX--"FTSE 100"

  Description of FTSE 100: The FTSE 100 is intended to provide an indication of the pattern of common stock price movement of the 100 common stocks with the largest market capitalization on the London Stock Exchange.

  Publisher: The Financial Times and London Stock Exchange

  Required Disclosure: The FTSE 100 is calculated by FTSE International Limited in conjunction with the Institute of Actuaries and the Faculty of Actuaries. Merrill Lynch & Co., Inc. has obtained full license from FTSE International Limited to use its trademark and copyright in the creation of this Security. FTSE International Limited does not sponsor, endorse or promote this Security.

  DEUTSCHER AKTIENINDEX--"DAX(R)"

  Description of DAX: The DAX is a total rate of return index measuring the performance of 30 common stocks on the Frankfurt Stock Exchange selected on the basis of their market capitalization and trading volume. A total rate of return index reflects both the price performance of the relevant common stocks as well as the dividends paid on such common stocks.

  Publisher: Deutsche Borse AG
  --------
  "DAX" is a registered trademark of Deutsche Borse AG.

  COMPAGNIE DES AGENTS DE CHANGE 40 INDEX--"CAC 40"

  Description of CAC 40: The CAC 40 is intended to provide an indication of the pattern of common stock price movement of the 40 common stocks with the largest market capitalization on the Paris Bourse.

  Publisher: SBF--Paris Bourse

  Required Disclosure: "CAC-40" is a registered trademark of the Societe des Bourses Francaises-Paris Bourse, which designates the index that the SBF-Paris Bourse calculates and publishes. Authorization to use the index and the "CAC-40" trademark in connection with the Securities has been granted by license.

  The SBF-Paris Bourse, owner of the trademark and of the CAC-40, does not sponsor, endorse or participate in the marketing of the Securities. The SBF-Paris Bourse makes no warranty or representation to any person, express or implied, as to the figure at which the CAC-40 stands at any particular time, nor as to the results or performance of the Securities. Neither shall the SBF-Paris Bourse be under any obligation to advise any person of any error in the published level of the CAC-40.

  SWISS MARKET INDEX--"SMI(R)"

  Description of SMI: The SMI is intended to provide an indication of the pattern of common stock price movement of common stocks with the largest market capitalization and greatest liquidity on the Geneva, Zurich and Basle Stock Exchanges.

  Publisher: Swiss Exchange

  Required Disclosure: The Securities are not in any way sponsored, endorsed, sold or promoted by the Swiss Exchange and the Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. The SMI is compiled and calculated solely by the Swiss Exchange. However, the Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the Swiss Exchange shall not be under any obligation to advise any person of any error therein.
  --------
  "SMI" is a registered trademark of the Swiss Exchange.

  AMSTERDAM EXCHANGES-INDEX(R)--"AEX-INDEX(R)"

  Description of AEX: The AEX is intended to provide an indication of the pattern of common stock price movement of the 25 common stocks with the largest market capitalization on the Amsterdam Stock Exchange.

  Publisher: AEX--Optiebeurs nv

  Required Disclosure: The AEX-Optiebeurs nv has all proprietary rights with relation to the AEX. The AEX-Optiebeurs nv in no way sponsors, endorses or is otherwise involved in the issue and offering of the Securities. The AEX-Optiebeurs nv disclaims any liability to any party for any inaccuracy in the data on which the AEX is based, for any mistakes, errors, or omissions in the calculation or dissemination of the AEX or for the manner in which the AEX is used in connection with the issue and offering of the Securities.
  --------
  "AEX-index" is a registered trademark of the AEX-Optiebeurs nv.

  AMEX HONG KONG 30 INDEX--"HK30"

  Description of HK30: The HK30 is intended to provide an indication of the pattern of common stock price movement of 30 common stocks listed on the Hong Kong Stock Exchange and selected on the basis of market weight, trading liquidity and representation of business industry.

  Publisher: The American Stock Exchange

  Required Disclosure: The AMEX in no way sponsors, endorses or is otherwise involved in the issuance of the Securities (other than the fact that the Securities will be listed and traded on the AMEX and the

  AMEX will calculate and disseminate the Major 11 Index) and the AMEX disclaims any liability to any party for any inaccuracy in the data on which the HK30 is based, for any mistakes, errors or omissions in the calculation, and/or dissemination of the HK30, or for the manner in which it is applied in connection with the issuance of the Securities.
  --------
  The use and reference to the term "AMEX Hong Kong 30 Index" herein has been consented to by the AMEX. The "AMEX Hong Kong 30 Index" is a service mark of the AMEX.

  AUSTRALIA ALL ORDINARIES INDEX--"XAO"

  Description of XAO: The XAO is a capitalization-weighted index of 338 common stocks listed on the Australian Stock Exchange.

  Publisher: ASX Operations Pty Limited

  Required Disclosure: The XAO is a "registered" trade mark of ASX Operations Pty Limited ("ASXO"), a wholly-owned subsidiary of the Australian Stock Exchange Limited ("ASX"). ASXO has granted a license for the use of the XAO on the basis that ASXO does not expressly or impliedly approve, endorse, make any judgment or express any opinion in respect of the Company or the Securities. ASX and its related corporations, shall be under no liability for any claim whatsoever where the claim arises wholly or substantially out of accident or negligence of ASX, its related corporations and their servants and agents as the case may be or acts of third parties; and without in any way limiting the generality of the foregoing, arising out of unavailability of the All Ordinaries Index or non-supply of the All Ordinaries Index.

  MILANO ITALIA BORSA 30 INDEX--"MIB 30"

  Description of MIB 30: The MIB 30 is intended to provide an indication of the pattern of common stock price movement of common stocks with the largest market capitalization and greatest liquidity on the Italian Stock Exchange.

  Publisher: Consiglio di Borsa

  STOCKHOLM OPTIONS MARKET INDEX--"OMX INDEX"

  Description of OMX index: The OMX index is intended to provide an indication of the pattern of common stock price movement of the 30 common stocks with the largest volume of trading on the Stockholm Stock Exchange.

  Publisher: OM Gruppen AB

  Required Disclosure: The Securities are not in any way sponsored, endorsed, sold or promoted by OM Gruppen AB ("OM") and OM makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the OMX index and/or the figure at which the said OMX index stands at any particular time on any particular day or otherwise. The OMX index is compiled and calculated solely by an indexer on behalf of OM. However, OM shall not be liable (whether in negligence or otherwise) to any person for any error in the OMX index and OM shall not be under any obligation to advise any person of any error therein.

  All rights to the trademark OMX, OMX INDEX are vested in OM Gruppen AB and are used under a license agreement with OM.

  IBEX 35 INDEX--"IBEX 35"

  Description of IBEX 35: The IBEX 35 is intended to provide an indication of the pattern of common stock price movement of the 35 common stocks with the greatest liquidity continuously traded and quoted on the Joint Stock Exchange System made up of the Barcelona, Bilbao, Madrid and Valencia stock exchanges.

  Publisher: Sociedad de Bolsas, S.A.

  Required Disclosure: Sociedad de Bolsas, S.A. does not warrant in any case nor for any reason whatsoever: (a) The continuity of the composition of the IBEX 35 exactly as it is today; (b) the continuity of the method for calculating the IBEX 35 exactly as it is calculated today; (c) the continuity of the calculation, formula and publication of the IBEX 35; (d) the precision, integrity or freedom from errors or mistakes in the composition and calculation of the IBEX 35; and (e) the adequacy of the IBEX 35 for the purposes expected in the issue of the Securities nor for dealing in the same.

  The publisher of each Sub-Index will add or delete stocks due to events such as the bankruptcy or merger of the issuer of a stock. The publisher of a Sub-Index may reevaluate the composition of the stocks underlying the Sub-Index at specified intervals to assure that they still meet the selection criteria or any ongoing eligibility criteria.

  The publisher of a Sub-Index is under no obligation to continue the calculation and dissemination of such Sub-Index and such publisher may change the method by which such Sub-Index is calculated. The publishers of the Sub-Indices are under no obligation to take the needs of the Company or the holders of the MITTS into consideration in determining, composing or calculating the Sub-Indices.

HISTORICAL DATA ON THE INDEX

  The following table sets forth the hypothetical level of the Index at the end of each month (the "Historical Month-End Closing Level"), in the period from January 1993 through October 1997. All historical data presented in the following table were calculated and are presented as if the Index had existed during such periods based on weightings for the Sub-Indices determined as of the close of business on November 20, 1997. Not all of the Sub-Indices were calculated and published prior to January 1993. Such closing levels have been calculated hypothetically on the same basis that the Index will be calculated in the future. The Historical Month-End Closing Level was set to 100 on January 29, 1993 to provide an illustration of past movements of the Historical Month-End Closing Level only. The Starting Index Value was set to 100 on the Pricing Date. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities.

                                         HISTORICAL
                                          MONTH-END
                                        CLOSING LEVEL
                                        -------------
            1993
            January....................    100.00
            February...................    102.94
            March......................    107.23
            April......................    111.96
            May........................    112.34
            June.......................    111.62
            July.......................    115.63
            August.....................    121.84
            September..................    118.22
            October....................    122.33
            November...................    113.44
            December...................    123.38
            1994
            January....................    132.30
            February...................    127.17
            March......................    121.02
            April......................    124.14
            May........................    124.41
            June.......................    120.21
            July.......................    123.84
            August.....................    126.52
            September..................    119.35
            October....................    121.30
            November...................    118.28
            December...................    119.40
            1995
            January....................    114.83
            February...................    112.38
            March......................    110.37
            April......................    114.78
            May........................    114.25
            June.......................    111.75
            July.......................    119.92
            August.....................    123.40
            September..................    123.46
            October....................    122.36
            November...................    127.35
            December...................    131.11

                                         HISTORICAL
                                          MONTH-END
                                        CLOSING LEVEL
                                        -------------
            1996
            January....................    136.81
            February...................    135.43
            March......................    138.85
            April......................    143.20
            May........................    142.54
            June.......................    143.81
            July.......................    136.57
            August.....................    138.35
            September..................    145.05
            October....................    143.31
            November...................    149.56
            December...................    147.54
            1997
            January....................    150.34
            February...................    153.72
            March......................    153.67
            April......................    158.88
            May........................    165.52
            June.......................    173.28
            July.......................    182.84
            August.....................    169.41
            September..................    177.65
            October....................    161.25

  The following graph sets forth the hypothetical historical performance of the Index at the end of each month from January 1993 through October 1997. Past movements of the Index are not necessarily indicative of the future Index values.

               HYPOTHETICAL HISTORICAL MONTH-END CLOSING LEVELS


[The graph sets forth the hypothetical month-end closing levels of the Index from January 1993 through October 1997, with the vertical axis specifying the month-end closing level of the Index in a range from 0 to 200 in increments of 20 and the horizontal axis specifying the time period in increments of 4 months from January 1993 to September 1997 and a month increment from September 1997 to October 1997.]

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  Set forth in full below is the opinion of Brown & Wood LLP, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the Securities. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding Securities in a tax-deferred or tax-advantaged account, or persons holding Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Securities arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a Security is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Security that is not a U.S. Holder.

GENERAL

  There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the Securities or securities with terms substantially the same as the Securities. However, although the matter is not free from doubt, under current law, each Security should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each Security as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Securities. Prospective investors in the Securities should be aware, however, that the IRS is not bound by the Company's characterization of the Securities as indebtedness and the IRS could possibly take a different position as to the proper characterization of the Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the Securities is based upon the assumption that each Security will be treated as a debt instrument of the Company for United States Federal income tax purposes. If the Securities are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Security could differ from the timing and character of income, gain or loss recognized in respect of a Security had the Securities in fact been treated as debt instruments of the Company for United States Federal income tax purposes.

U.S. HOLDERS

  On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

  In particular, solely for purposes of applying the Final Regulations to the Securities, the Company has determined that the projected payment schedule for the Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $3.6261 per Unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the Securities equal to 6.25% per annum (compounded semiannually). Accordingly, during the term of the Securities, a U.S. Holder of a Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six month period during which the Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a Security's adjusted issue price will equal the Security's issue price (i.e., $10), increased by the interest previously accrued on the Security. At maturity of a Security, in the event that the actual Supplemental Redemption Amount, if any, exceeds $3.6261 per Unit (i.e., the Projected Supplemental Redemption Amount), a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over $3.6261 per Unit (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than $3.6261 per Unit (i.e., the Projected Supplemental Redemption Amount), the amount by which the Projected Supplemental Redemption Amount (i.e., $3.6261 per Unit) exceeds the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Security for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount (i.e., $3.6261 per Unit) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. Holders purchasing a Security at a price that differs from the adjusted issue price of the Security as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules.

  Upon the sale or exchange of a Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a Security generally will equal such U.S. Holder's initial investment in the Security increased by any interest previously included in income with respect to the Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

  All prospective investors in the Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the Securities. Investors in the Securities may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn:
Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

  The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

  The following table sets forth the amount of interest that will be deemed to have accrued with respect to each Unit of the Securities during each accrual period over a term of five years and ten days for the Securities based upon the projected payment schedule for the Securities as determined by the Company for purposes of illustrating the application of the Final Regulations to the
Securities:

                                                             TOTAL INTEREST
                                                             DEEMED TO HAVE
                                       INTEREST DEEMED TO      ACCRUED ON
                                         ACCRUE DURING    SECURITIES AS OF END
                                         ACCRUAL PERIOD    OF ACCRUAL PERIOD
             ACCRUAL PERIOD                (PER UNIT)          (PER UNIT)
             --------------            ------------------ --------------------
   November 26, 1997 through December
    6, 1997..........................       $0.0169             $0.0169
   December 7, 1997 through June 6,
    1998.............................       $0.3130             $0.3299
   June 7, 1998 through December 6,
    1998.............................       $0.3228             $0.6527
   December 7, 1998 through June 6,
    1999.............................       $0.3329             $0.9856
   June 7, 1999 through December 6,
    1999.............................       $0.3433             $1.3289
   December 7, 1999 through June 6,
    2000.............................       $0.3540             $1.6829
   June 7, 2000 through December 6,
    2000.............................       $0.3651             $2.0480
   December 7, 2000 through June 6,
    2001.............................       $0.3765             $2.4245
   June 7, 2001 through December 6,
    2001.............................       $0.3883             $2.8128
   December 7, 2001 through June 6,
    2002.............................       $0.4004             $3.2132
   June 7, 2002 through December 6,
    2002.............................       $0.4129             $3.6261

--------
Projected Supplemental Redemption Amount = $3.6261 per Unit.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements.

  Under current law, a Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of such Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Securities will be used as described under "Use of Proceeds" in the attached Prospectus and to hedge market risks of the Company associated with its obligation to pay the Principal Amount and the Supplemental Redemption Amount.

                                 UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase from the Company $27,500,000 aggregate principal amount of Securities. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Securities if any are purchased.

  The Underwriter has advised the Company that it proposes initially to offer all or part of the Securities directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price and concession may be changed. The Underwriter is offering the Securities subject to receipt and acceptance and subject to the Underwriter's right to reject any order in whole or in part.

  The underwriting of the Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

  The Underwriter is permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

  If the Underwriter creates a short position in the Securities in connection with the offering, i.e., if they sell more Units of the Securities than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Units of the Securities in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Underwriter may use this Prospectus Supplement and the accompanying Prospectus for offers and sales related to market-making transactions in the Securities. The Underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                            VALIDITY OF SECURITIES

  The validity of the Securities will be passed upon for the Company and for the Underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

AEX-index.................................................................. S-19
AMEX....................................................................... S-5
Applicable home country.................................................... S-8
ASX........................................................................ S-20
ASXO....................................................................... S-20
Beneficial Owner........................................................... S-14
CAC 40..................................................................... S-18
Calculation Agent.......................................................... S-6
Calculation Day............................................................ S-11
Calculation Period......................................................... S-11
Company.................................................................... S-4
DAX........................................................................ S-18
Direct Participants........................................................ S-15
DTC........................................................................ S-4
Ending Index Value......................................................... S-4
Final Regulations.......................................................... S-26
FTSE 100................................................................... S-18
Global Securities.......................................................... S-14
Historical Month-End Closing Level......................................... S-21
HK30....................................................................... S-19
IBEX 35.................................................................... S-20
Index...................................................................... S-4
Index Business Day......................................................... S-11
Index Exchange............................................................. S-13
Index Multiplier........................................................... S-16
Indirect Participants...................................................... S-15
IRS........................................................................ S-25
Major 11 Index............................................................. S-4
Market Disruption Event.................................................... S-13
MIB 30..................................................................... S-20
MITTS...................................................................... S-1
MLPF&S..................................................................... S-2
New Regulations............................................................ S-28
Nikkei 225................................................................. S-18
NKS........................................................................ S-18
Non-U.S. Holder............................................................ S-25
1983 Indenture............................................................. S-11
OM......................................................................... S-20
OMX Index.................................................................. S-20
Overseas Index Business Day................................................ S-13
Participant................................................................ S-14
Participation Rate......................................................... S-4
Pricing Date............................................................... S-16
Principal Amount........................................................... S-4
Projected Supplemental Redemption Amount................................... S-26
SEC........................................................................ S-2
Securities................................................................. S-4
SMI........................................................................ S-19
Starting Index Value....................................................... S-4
Sub-Index.................................................................. S-5
Successor Index............................................................ S-13
Supplemental Redemption Amount............................................. S-4
Total Market Capitalization................................................ S-17
Underwriter................................................................ S-29
Unit....................................................................... S-4
U.S. Holder................................................................ S-25
Withholding Agent.......................................................... S-27
XAO........................................................................ S-20

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                                    [LOGO]

                                2,750,000 UNITS

                           MERRILL LYNCH & CO., INC.

                         MAJOR 11 INTERNATIONAL MARKET
                        INDEX TARGET-TERM SECURITIES SM
                              DUE DECEMBER 6, 2002
                                   "MITTS(R)"

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              MERRILL LYNCH & CO.

                               NOVEMBER 20, 1997

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